Exhibit 10.36

THIRD AMENDMENT TO LICENSE AGREEMENT

This Third Amendment to License Agreement (“Amendment”), dated 10 August 2006 (“Amendment Date”), is by and among Tissue Repair Company (“LICENSEE”), the Regents of the University of Michigan (“MICHIGAN”) and Cardium Biologics, Inc. (“BUYER”).

WHEREAS, Matrigen, Inc. (“Matrigen”), and MICHIGAN entered into a license agreement dated 13 July 1995; which license agreement was assigned by Matrigen, to Prizm Pharmaceuticals, Inc. (“Prizm”) in March of 1998; after which Prizm changed its name to Selective Genetics, Inc. (“Selective Genetics”); and after which LICENSEE accepted all the rights and responsibilities of Selective Genetics under such license agreement as of 16 March 2005.

WHEREAS, the parties desire to modify certain provisions of such license agreement (as amended 10 August 1995, and 1 February 2004, “License Agreement”) as provided herein.

WHEREAS, Matrigen and MICHIGAN entered into a roundtable research agreement dated 13 July 1995; which roundtable research agreement was assigned by Matrigen to Prizm Pharmaceuticals, Inc. (“Prizm”) in March of 1998; after which Prizm changed its name to Selective Genetics, Inc. (“Selective Genetics”); after which such roundtable research agreement was amended in 12 February, 2004; after which LICENSEE accepted all the rights and responsibilities of Selective Genetics under such roundtable research agreement as of 16 March 2005; and after which such roundtable research agreement was terminated effective as of June 30, 2005.

WHEREAS, Cardium Therapeutics, Inc., BUYER and LICENSEE are entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which BUYER will purchase from LICENSEE substantially all of the assets, properties, rights and claims of LICENSEE’s business including the License Agreement, on the terms and conditions of the Asset Purchase Agreement.

WHEREAS, the parties desire to confirm that the License Agreement is separate from the previously-terminated roundtable research agreement and that the License Agreement, as it is to be transferred to BUYER, is not intended to incorporate or impose upon BUYER any liabilities or obligations pursuant to the roundtable research agreement.

NOW THEREFORE, the parties hereby agree as follows:

1. Paragraph 2.3 shall be amended by deleting clause (b) in its entirety and replacing it with the following:

(b) was conceived or made solely as defined by U.S. Patent law by one or more employees of MICHIGAN in the performance of the Roundtable Research Agreement effective as of the 1st day of July 1995 (as amended, restated or extended from time to time), by and between MATRIGEN and MICHIGAN;

2. With regard to Paragraph 4.5 of the License Agreement (which related solely to the roundtable research agreement), the License Agreement to be assumed by BUYER does not incorporate nor does it impose any liabilities or obligations with regard to the roundtable research agreement nor will the rights and interests of BUYER under this License Agreement be in any way subject to reduction, forfeiture or default due to any matters associated with the roundtable research agreement. Accordingly, Paragraph 4.5 of the License Agreement is deleted in its entirety.

3. Paragraph 7.6 shall be deleted in its entirely and replaced with the following:

Notwithstanding Paragraph 7.2, LICENSEE has completed a Phase I study for the treatment of diabetic ulcers. A Phase II clinical study will be initiated by February 10, 2008 (“MILESTONE I”). If such Phase II clinical study produces satisfactory positive data to proceed to a Phase III clinical study, a Phase III clinical study will by initiated within eighteen (18) months following the completion of the unblinding of the data from such Phase II clinical study. If a Phase II clinical study is not initiated by February 10, 2008, the Parties shall negotiate in good faith a revised schedule under which LICENSEE shall submit applications and obtain full government approval for Products. Failure to establish such a revised schedule by agreement of the Parties prior to May 10, 2008, and unless MICHIGAN otherwise agrees to further extend such revised schedule (which shall not be unreasonably withheld or delayed), failure of LICENSEE to adhere to such revised schedule once established, shall give MICHIGAN the right to convert LICENSEE’s rights under this Agreement from exclusive to non-exclusive and to terminate MICHIGAN’s covenant set forth in the second sentence of Paragraph 3.2.

4. Paragraph 8.3 shall be deleted in its entirely and replaced with the following:

In the event of the termination of this Agreement, provided that a sublicensee is not in breach of its obligations under this Agreement and upon written request of such sublicensee, MICHIGAN shall grant to such sublicensee a direct license under the Licensed Patents and Technology under terms and conditions no more onerous than the terms and conditions of this Agreement.

5. MICHIGAN represents, acknowledges and agrees, as of the Amendment Date, as follows:

(a) LICENSEE has succeeded to all right, title and interest of Matrigen, Prizm and Selective Genetics in and to the License Agreement, and has taken all actions necessary with respect to LICENSEE to effectuate the same;

(b) The License Agreement is in full force and effect in accordance with its terms and except as otherwise expressly set forth therein, has not been waived, modified, amended or restated; and

(c) There has occurred no event that would constitute (including with the giving or notice, the passage of time or both) a default, breach or other event or occurrence that would give MICHIGAN the right to terminate, waive or otherwise reduce the rights or interests of LICENSEE under the License Agreement.

6. Effective upon the closing of the transactions contemplated by the Asset Purchase Agreement, (a) BUYER, as assignee of all right, title and interest in and to the License Agreement, accepts all of the terms and conditions of the License Agreement, and (b) MICHIGAN consents to the assignment and transfer by LICENSEE to BUYER of all right, title and interest in and to the License Agreement, without further action by MICHIGAN. BUYER shall provide written notice to MICHIGAN of the assignment and transfer within 60 days of its occurrence. MICHIGAN represents, acknowledges and agrees, after giving effect to such assignment and transfer, as follows:

(a) BUYER shall be the LICENSEE (as defined in the License Agreement) as if it were the original signatory thereto; and

(b) Such assignment and transfer shall not constitute (including with the giving or notice, the passage of time or both) a default, breach or other event or occurrence that would give MICHIGAN the right to terminate, waive or otherwise reduce the rights or interests of LICENSEE under the License Agreement.

7. Under certain circumstances set forth in the Asset Purchase Agreement, BUYER may reassign to LICENSEE all right, title and interest in and to the License Agreement. Upon the effectiveness of such reassignment (if and only if it occurs), (a) LICENSEE accepts all of the terms and conditions of the License Agreement (and effectively becomes LICENSEE under the License Agreement as if the License Agreement had not been assigned to BUYER), (b) MICHIGAN consents to such reassignment effective upon written notice to MICHIGAN thereof, but without further action by MICHIGAN, and (c) BUYER shall have no liabilities or obligations owing to MICHIGAN in connection with the License Agreement arising or accruing at any time after the effective date of such reassignment.

8. Except as otherwise amended hereby, the License Agreement shall remain in full force in accordance with its terms.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment effective as of the Amendment Date.

TISSUE REPAIR COMPANY

By:	/s/ Barbara Sosnowski
Title:	Pres & CEO

THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By:	/s/ Ruth L. Rasor
Title:	Director of Licensing

CARDIUM BIOLOGICS, INC.

By:	/s/ Tyler Dylan
Title:	Chief Business Officer

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